PRESS RELEASE
FOR RELEASE JULY 23, 2010 AT 4:00 P.M.

For More Information Contact
Joseph J. Bouffard
(410) 248-9130
BCSB Bancorp, Inc.
Baltimore County Savings Bank, FSB

BCSB BANCORP, INC.
REPORTS RESULTS FOR QUARTER ENDING JUNE 30, 2010

BCSB Bancorp, Inc. (the “Company”) (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, FSB, (the “Bank”) reported net income of $607,000 for the three month period ended June 30, 2010, which represents the third quarter of its 2010 fiscal year, as compared to a net loss of $418,000 for the three months ended June 30, 2009. When consideration is given to dividends and discount accretion on preferred shares issued under the U.S. Treasury’s TARP Capital Purchase Program, the Company reported net income available to common stockholders of $451,000 or $0.15 per basic common share and $0.14 per diluted common share for the three months ended June 30, 2010, compared to a net loss available to common stockholders of $575,000 or ($0.20) per basic and diluted common share for the three months ended June 30, 2009.

Net income for the nine months ended June 30, 2010 was $638,000, as compared to a net loss of $76,000 for the nine months ended June 30, 2009. When consideration is given to dividends and discount accretion on preferred shares issued under the U.S. Treasury’s TARP Capital Purchase Program, net income available to common stockholders was $169,000 or $0.06 per basic and diluted share for the nine months ended June 30, 2010, compared to a net loss available to common stockholders of $398,000 or $(0.14) per basic and diluted common share for the nine months ended June 30, 2009.

During the three and nine months ended June 30, 2010, the Company benefited from increased net interest income and non-interest income as compared to the corresponding period during the prior fiscal year. These improvements to earnings were partially offset by significant increases in loan loss provisions during the nine months ended June 30, 2010. The Company also recognized $100,000 and $500,000 in credit losses during the nine months ended June 30, 2010 and 2009, respectively, for certain private label collateralized mortgage obligation (CMO) securities deemed by management to be “Other Than Temporarily Impaired” (OTTI).

Additional loan loss provisions were necessary during the nine months ended June 30, 2010 to address the continued decline in overall economic conditions and increases in troubled assets, particularly in relation to the commercial loan portfolio. Nonperforming assets were $13.9 million at June 30, 2010 versus $8.3 million at September 30, 2009, the Company’s prior fiscal year end. Most of the nonperforming assets consisted of commercial loans, which increased to $13.1 million at June 30, 2010 from $6.3 million at September 30, 2009 partially due to the addition to nonperforming assets of one $3.5 million loan relationship. The loan is secured with commercial real estate that was utilized as an owner occupied manufacturing facility.

President and Chief Executive Officer Joseph J. Bouffard commented “We are encouraged by operating results for the most recently completed quarter given the challenges within the banking industry. Although our troubled loans have risen, asset quality remains strong overall. Management continues to be proactive in establishing what are believed to be appropriate reserve levels. We remain very well capitalized and are favorably positioned to weather these difficult economic conditions”.

As noted above, OTTI charges were recorded during both the current and previous fiscal years. These charges relate to the Company’s $20.2 million CMO securities portfolio. At June 30, 2010, the Company had $4.4 million in gross unrealized losses related to these CMO securities. The Company does not intend to sell these securities prior to maturity and, to date, the securities have performed in accordance with their terms. If in the future it is determined that further declines in market values or credit losses with respect to these or any other securities are other than temporary, the Company would be required to recognize additional losses in its consolidated statements of operations.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

BCSB Bancorp, Inc.
Consolidated Statements of Financial Condition
(Unaudited)
	June 30,	September 30,
	2010	2009
	(Dollars in thousands)
ASSETS
Cash equivalents and time deposits	$110,619	$40,352
Loans receivable, net	396,618	401,011
Mortgage-backed securities, available for sale	77,394	90,478
Foreclosed real estate and repossessed assets	--	639
Premises and equipment, net	7,932	9,024
Bank owned life insurance	15,442	15,001
Other assets	14,311	12,933
Total assets	$622,316	$569,438

LIABILITIES
Deposits	$537,798	$487,989
Borrowings	--	--
Junior subordinated debentures	17,011	17,011
Other liabilities	6,583	5,305
Total liabilities	561,392	510,305
Total stockholders’ equity	60,924	59,133
Total liabilities & stockholders’ equity	$622,316	$569,438

Consolidated Statements of Operations
(Unaudited)

	Three Months ended June 30,		Nine Months ended June 30,
	2010	2009	2010	2009
	(Dollars in thousands		(Dollars in thousands
	except per share data)		except per share data)
Interest Income	$7,063	$7,380	$22,549
Interest Expense	2,426	3,249	7,338	10,731
Net Interest Income	4,637	4,131	14,441	11,818
Provision for Loan Losses	300	600	2,800	900
Net Interest Income After Provision for Loan Losses	4,337	3,531	11,611	10,918
Total Non-Interest Income	563	138	1,768	1,193
Total Non-Interest Expenses	3,967	4,443	12,548	12,353
Income (Loss) Before Tax Expense (Benefit)	933	(774)	831	(242)
Income Tax Expense (Benefit)	326	(356)	193	(166)
Net Income (Loss)	607	(418)	638	(76)
Preferred Stock dividends and discount accretion	(156)	(157)	(469)	(322)
Net Income (Loss) available to common shareholders	$451	$(575)	$169	$(398)
Basic Earnings (Loss) Per Common Share	$.15	$(.20)	$.06	$(.14)
Diluted Earnings (Loss) Per Common Share	$.14	$(.20)	$.06	$(.14)

Summary of Financial Highlights
(Unaudited)

	Three Months ended June 30,		Nine Months ended June 30,
	2010	2009	2010	2009

Return on Average Assets (Annualized)	.40%	(.29%)	.14%	(.02%)
Return on Average Equity (Annualized)	4.01%	(2.91%)	1.40%	(.18%)

Interest Rate Spread	3.15%	2.93%	3.37%	2.83%
Net Interest Margin	3.22%	3.02%	3.45%	2.93%

Efficiency Ratio	76.28%	104.10%	77.46%	94.94%
Ratio of Average Interest Earning Assets/Interest Bearing Liabilities	104.05%	103.91%	104.63%	103.69%

Allowance for Loan Losses
(Unaudited)

	Three Months ended June 30,		Nine Months ended June 30,
	2010	2009	2009	2010
	(Dollars in thousands)

Allowance at Beginning of Period	$6,440	$2,973	$3,927	$2,672
Provision for Loan Loss	300	600	2,800	900
Recoveries	30	46	92	176
Charge-Offs	(483)	(162)	(532)	(291)
Allowance at End of Period	$6,287	$3,457	$6,287	$3,457

Allowance for Loan Losses as a Percentage of Gross Loans	1.56%	0.86%	1.56%	0.86%

Allowance for Loan Losses as a Percentage of Nonperforming Loans	45.31%	195.09%	45.31%	195.09%

Non-Performing Assets
(Unaudited)

	At June 30, 2010	At September 30, 2009	At June 30, 2009
	(Dollars in thousands)

Nonperforming Loans: (1)
Commercial	$13,058	$6,269	$1,303
Residential Real Estate	817	1,186	467
Consumer	--	235	2
Total Nonperforming Loans	13,875	7,690	1,772
Foreclosed Real Estate	--	639	639
Other Nonperforming Assets	--	--	--
Total Nonperforming Assets	$13,875	$8,329	$2,411

Nonperforming Loans to Loans Receivable	3.50%	1.88%	0.44%

Nonperforming Assets to Total Assets	2.23%	1.46%	0.41%

(1) Nonperforming status denotes loans on which, in the opinion of management, the collection of additional interest is questionable.  Also included in this category at June 30, 2010 are $3.8 million in Troubled Debt Restructurings, none of which are delinquent.  Reporting guidance requires disclosure of these loans as nonperforming even though they are current in terms of principal and interest payments.